Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S‑3 (No. 333-197440) and Forms S-8 (No. 333-167664, No. 333-206025 and No. 333-213118) of our report dated December 15, 2016 relating to the Statements of Revenues and Direct Operating Expenses of certain oil and natural gas producing properties in the Williston Basin (the “Williston Basin Acquisition Properties”), which appears in Oasis Petroleum Inc.’s Current Report on Form 8-K dated December 1, 2016 as amended by the Form 8-K/A filed by Oasis Petroleum Inc. on December 15, 2016.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
December 15, 2016